Exhibit 2.1

EXECUTION COPY

PURCHASE AND ASSUMPTION AGREEMENT

dated as of

April 6, 2009

by and among

NATIONAL CITY BANK,

THE FARMERS NATIONAL BANK OF EMLENTON

and

THE PNC FINANCIAL SERVICES GROUP, INC.

with respect to Sections 7.6 and 7.10, and Article 12

iii

		Page
7.4	Consents	39
7.5	Efforts to Consummate; Further Assurances; Notice	39
7.6	Solicitation of Accounts	40
7.7	Insurance	41
7.8	Servicing Prior to Closing Date	41
7.9	Change of Name, Etc	41
7.10	Non-Solicitation	42
7.11	Exclusive Dealing	42
7.12	Loans	42
7.13	Access to books and Records Generally	43

	ARTICLE 8

	TAXES AND EMPLOYEE BENEFITS

8.1	Proration of Taxes	44
8.2	Sales and Transfer Taxes	44
8.3	Information Returns	44
8.4	Payment of Amount Due under Article 8	44
8.5	Assistance and Cooperation	44
8.6	Transferred Employees	45

	ARTICLE 9

	CONDITIONS TO CLOSING

9.1	Conditions to Obligations of Purchaser	47
9.2	Conditions to Obligations of Seller	48

	ARTICLE 10

	TERMINATION

10.1	Termination	49
10.2	Effect of Termination	50

	ARTICLE 11

	INDEMNIFICATION

11.1	Indemnification	50
11.2	Exclusivity	53

	ARTICLE 12

	MISCELLANEOUS
12.1	Survival	54

iv

v

List of Schedules

Schedule 1.1(a)	Branch/Real Properties

Schedule 1.1(b)	Seller’s Knowledge

Schedule 1.1(c)	Branch Employees

Schedule 1.1(d)	Commercial Loans

Schedule 1.1(e)	Consumer Loans

Schedule 1.1(f)	Additional Loans

Schedule 1.1(g)	Deposits

Schedule 1.1(h)	Ineligible Deposits

Schedule 1.1(i)	Letters of Credit

Schedule 1.1(j)	Personal Property

Schedule 1.1(k)	Form of Draft Closing Statement

Schedule 3.5(a)	Form of Bill of Sale

Schedule 3.5(b)	Form of Assignment and Assumption Agreement

Schedule 3.5(c)	Form of Assignment of Lease and Assumption Agreement

Schedule 4.10	Schedule of Processing Fees

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of April 6, 2009 (this “Agreement”), by and among National City Bank (“Seller”) and The Farmers National Bank of Emlenton (“Purchaser”), and The PNC Financial Services Group, Inc., a Pennsylvania Corporation (“PNC”), with respect to Sections 7.6 and 7.10, and Article 12.

RECITALS

A. Seller. Seller is a national banking association, organized under the laws of the United States of America, with its principal office located in Cleveland, Ohio.

B. Purchaser. Purchaser is a national banking association, organized under the laws of the United States of America, with its principal office located in Emlenton, Pennsylvania.

C. The Merger. On December 31, 2008, National City Corporation, a Delaware corporation (“National City”), merged (the “Merger”) with and into PNC, pursuant to the terms of an Agreement and Plan of Merger, dated as of October 24, 2008, by and between National City and PNC. As a result of the Merger, Seller became a wholly owned subsidiary of PNC.

In connection with the consummation of the Merger, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, certain banking operations in the State of Pennsylvania, in accordance with and subject to the terms and conditions of this Agreement.

D. Continuation of Service. Purchaser and Seller each intend to continue providing retail and business banking services in the geographic regions served by the Branch (as defined below) to be acquired by Purchaser under this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:

“Accrued Interest” means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Loan, interest which is accrued on such Loan to but excluding such date and not yet paid.

“ACH” has the meaning set forth in Section 4.3.

“ACH Direct Deposit Cut-Off Date” has the meaning set forth in Section 4.3.

“Additional Loans” has the meaning set forth in Section 3.10.

“Additional Loan Information” has the meaning set forth in Section 3.10.

“Adjusted Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits minus (y) the Purchase Price (as it may be adjusted pursuant to Section 3.4 and as otherwise provided herein), each as set forth on the Final Closing Statement. For avoidance of doubt, the Adjusted Payment Amount may be a negative amount.

“Adjustment Date” has the meaning set forth in Section 3.3(a).

“Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by or is under common control with such person; provided that for purposes of this Agreement, BlackRock, Inc. and its subsidiaries shall not be deemed to be Affiliates of Seller as long as it does not have access to material non-public information about this P&A Transaction. As used in this definition, the term “person” shall be broadly interpreted to include any corporation, company, partnership and individual or group.

“Affinity Programs” means the National City Points customer reward programs maintained by Seller for the customers of the Branch or otherwise pertaining to the Deposits or the Loans.

“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.10(b).

“Arbitrator” has the meaning set forth in Section 7.12.

“Assets” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(b).

“Backup Letter of Credit” has the meaning set forth in Section 2.2(c)(ii).

“Branch” means the banking office of Seller at the location identified on Schedule 1.1(a) hereto.

“Branch Employees” means the employees of Seller or its Affiliates employed at the Branch on the Closing Date (including those employees who on the Closing Date are on family and medical leave, military leave or personal, short-term or long-term disability or pregnancy leave and who are eligible to return to work under Seller’s policies). Schedule 1.1(c) contains a list of the employees of Seller or its Affiliates employed at the Branch as of the date hereof and the following additional information: employee identification number or other identifier, position or title, classification as exempt or nonexempt, date of hire and total years of service, present salary, date and amount of last salary increase, 2008 bonus amount, if any, and the current employment status (i.e., permanent or temporary, full-time or part-time and whether active or on a short- or long-term leave of absence).

“Branch Lease” means the lease under which Seller leases land and/or buildings used as the Branch.

“Branch Lease Security Deposit” means any security deposit held by the lessor under the Branch Lease.

“Branch Region” means Crawford County, Pennsylvania.

“Business Day” means a day on which banks are generally open for business in Pittsburgh, Pennsylvania, and which is not a Saturday or Sunday.

“Cash on Hand” means, as of any date, all petty cash, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents held at the Branch.

“Closing” and “Closing Date” refer to the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 hereof and which shall be deemed to be effective at 5:00 PM Pittsburgh time on such date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Loans” means the loans as of the date of this Agreement that are booked at the Branch and categorized by Seller as “Non Res RE and Construction,” “Res Real Estate” and “Commercial Loans – Small Business” in accordance in all material respects with the methodology used in preparing the loan tapes previously furnished by Seller to Purchaser, but excluding any loan (a) that is thirty (30) or more calendar days delinquent as of the Closing or (b) that is subject to or a product of any loan modification, forbearance or other loan workout arrangement or agreement where, but for such action, the loan would otherwise be thirty (30) or more calendar days delinquent as of the Closing. Schedule 1.1(d) contains a list of the Commercial Loans as of March 27, 2009.

“Consent Fees” has the meaning set forth in Section 7.4.

“Consumer Loans” means the loans, including Moved Consumer Loans, as of the close of business on the date of this Agreement that are booked at the Branch and categorized by Seller as “Other Consumer Loans,” and “Revolving Credit/Home Equity” in accordance in all material respects with the methodology used in preparing the loan tapes previously furnished by Seller to Purchaser, but excluding any loan that is (a) thirty (30) or more calendar days delinquent as of the Closing, (b) subject to or a product of any loan modification, forbearance or other loan workout arrangement or agreement where, but for such action, the loan would otherwise be thirty (30) or more calendar days delinquent as of the Closing; or (c) a Retained Consumer Loan. Schedule 1.1(e) contains a list of the Consumer Loans as of March 27, 2009.

“Controlling Party” has the meaning set forth in Section 11.1(f).

“Covered Loan” has the meaning set forth in Section 7.12.

“Covered Loan Put Price” has the meaning set forth in Section 7.12.

“Deposit(s)” means deposit liabilities with respect to deposit accounts (a) booked by Seller at the Branch and (b) which (i) have been opened by a customer at the Branch and are not Retained Split Deposits, (ii) a customer has requested be transferred to the Branch or (iii) are Moved Deposits, as of the close of business on the Closing Date, which constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including escrow deposit liabilities relating to the Loans and collected and uncollected deposits and Accrued Interest, but excluding (1) any Excluded IRA Deposits and (2) any Retained Split Deposit. Schedule 1.1(g) contains a list of Deposits as of March 27, 2009.

“Dispute Notice” has the meaning set forth in Section 7.12.

“Draft Allocation Statement” has the meaning set forth in Section 3.9(a).

“Draft Closing Statement” means a draft closing statement in substantially the form attached hereto as Schedule 1.1(k), prepared by Seller, as of the close of business of the third (3rd) Business Day preceding the Closing Date setting forth an estimated calculation of both the Purchase Price and the Estimated Payment Amount.

“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, Acts of Assembly, ordinances, restrictions, requirements, resolutions, laws or orders of any governmental authority now or hereafter acquiring jurisdiction over the Assets prior to Closing, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, and other matters now of public record relating to the Real Property, except for statutory liens securing Tax and/or other payments not yet due and were incurred in the ordinary course of business and do not secure indebtedness for borrowed money, including liens in favor of mechanics or materialmen, and any such other matters as do not materially and adversely affect the current use or value of the properties or assets subject thereto or affected thereby and which otherwise do not materially impair the business operations at such properties and except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits

“Environmental Law” means any Federal, state, or local law, statute, rule, regulation, code, rule of common law, order, judgment, decree, injunction or agreement with any Federal, state, or local governmental authority, (a) relating to the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and now in effect. Environmental Laws include the Clean Air Act (42 USC §7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 USC §9601 et seq.); the Resource Conservation and Recovery Act (42 USC §6901 et seq.); the Federal Water Pollution Control Act (33 USC §1251 et seq.); and the Occupational Safety and Health Act (29 USC §651 et seq.).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escheat Deposits” means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branch which become subject to escheat, in the calendar year in which the Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.

“Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits, minus (y) the Estimated Purchase Price, each as set forth on the Draft Closing Statement. For avoidance of doubt, the Estimated Payment Amount may be a negative amount.

“Estimated Purchase Price” means the Purchase Price as set forth on the Draft Closing Statement.

“Excluded IRA Deposits” has the meaning set forth in Section 2.4(c).

“Excluded Taxes” means any Taxes of, or relating to, the Assets, the Liabilities or the operation of the Branch for, or applicable to, the Pre-Closing Tax Period.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FedWire Direct Deposit Cut-off Date” has the meaning set forth in Section 4.3.

“Final Allocation Statement” has the meaning set forth in Section 3.9(a).

“Final Closing Statement” means a final closing statement, prepared by Seller in accordance with the accounting policies used in preparing the Draft Closing Statement, on or before the thirtieth (30th) calendar day following the Closing Date setting forth both the Purchase Price and the Adjusted Payment Amount.

“GAAP” has the meaning set forth in Section 1.2.

“General Indemnification Threshold” has the meaning set forth in Section 11.1(e)(i)(A).

“Hazardous Substance” means any substance, whether liquid, solid or gas (a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.

“Indemnification Cap Amount” means $5,000,000.

“Ineligible Deposits” means those Deposits, which are brokered deposits. Any Ineligible Deposits as of the date hereof are listed on Schedule 1.1(h).

“Information” has the meaning set forth in Section 7.2(b).

“Instrument” has the meaning set forth in Section 7.5(b).

“IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

“IRS” means the Internal Revenue Service.

“Item” shall mean (a) checks, drafts, negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit accounts, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.

“Lease Assignment” has the meaning set forth in Section 3.5(c).

“Letter of Credit” means a letter of credit issued by Seller in favor of a customer of the Branch that is listed on Schedule 1.1(i).

“Letter of Credit Security Agreements” means all reimbursement and related agreements (including any collateral documents) with respect to the Letters of Credit.

“Liabilities” has the meaning set forth in Section 2.2(a).

“Loans” means, collectively, the Consumer Loans and the Commercial Loans, plus Additional Loans as may be added to Schedule 1.1(f) pursuant to Section 3.10, if any, provided, however, that “Loans” do not include the interest of any participants in Loans or Loans that have been the subject of securitizations, or (ii) any Pre-Closing Excluded Loan.

“Loan Documents” means the Loan files and all documents included in Seller’s file or imaging system with respect to a Loan including loan applications, notes, security agreements, deeds of trust, mortgages, loan agreement, collectors notes, appraisals, credit reports, disclosures, titles to collateral (titles to cars, boats, etc.), all verifications (including employment verification, deposit verification, etc.), loan agreements including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all written modifications, waivers and consents relating to any of the foregoing.

“Loan Representation Breach Notice” has the meaning set forth in Section 7.12.

“Loss” means the amount of any losses, liabilities, costs, damages (including forgiveness or cancellation of obligations or settlement) and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit, claim, investigation or proceeding) incurred or suffered by the indemnified party or its Affiliates in any action, suit, investigation, dispute or other proceeding (including any appeals thereof) which are among the matters that indemnification is provided in Section 11.1, reduced by (A) the amounts actually recovered by the indemnified party under third party insurance policies or third party indemnification obligations or other actual recovery directly related to such Losses, net of any deductible or any other expense incurred by the party entitled to indemnification in obtaining such recovery, and (B) the amount of any net Tax benefit actually realized resulting from the incurrence or payment of such Losses, and increased by the amount of any net Tax cost incurred as a result of the receipt of such indemnity payments (grossed up for such increase).

“Material Adverse Effect” means a development, change or event (a) with respect to Seller, which is materially adverse to (i) the business, financial condition, results of operations of the Branch, the Assets and Liabilities, taken as a whole (excluding any effect to the extent arising out of or resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (C) changes, after the date hereof, in global or national political conditions or in general U.S. or global economic or market conditions affecting banks or their holding companies generally, including changes in interest or exchange rates or in credit availability and liquidity, (D) public disclosure of the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors and employees or (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving the Assets; provided that such matters in clauses (C) and (E) shall not be excluded to the extent that they have a disproportionate adverse effect on the Branch, the Assets and Liabilities, taken as a whole, relative to other banks operating in the same geographic market as the Branch), or (ii) the ability of Seller to perform any of its obligations under this Agreement, including the ability of Seller to timely consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, which would have a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement.

“Moved Consumer Loan” means a loan the borrower of which is a primary accountholder with respect to a Moved Deposit.

“Moved Deposit” means a deposit liability with respect to which (a) the primary accountholder conducts business at the Branch, on the one hand, and one or more banking offices of Seller which is not a Branch, on the other hand, and (b) 50% and over of recent branch visits or transactions of such primary accountholder, as determined by Seller and previously communicated to Purchaser, is conducted at the Branch. Following the date hereof and using the methodology for identifying a “Moved Deposit” previously disclosed to Purchaser, Seller shall not categorize any additional deposit liability as a “Moved Deposit” without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

“Net Book Value” shall mean the carrying value of each of the Assets as reflected on the books of Seller in accordance with GAAP and consistent with the accounting policies and practices of Seller in effect as of the date of this Agreement.

“New Loans” has the meaning set forth in Section 3.10.

“Non-Approved Loan” means a Covered Loan the repurchase of which by Purchaser pursuant to Section 7.12 is denied or objected to by the Federal Reserve Board or the U.S. Department of Justice.

“Non-Controlling Party” has the meaning set forth in Section 11.1(f).

“Obligor” has the meaning set forth in Section 5.8(a)(i).

“OCC” means the Office of the Comptroller of the Currency.

“Order” has the meaning set forth in Section 9.1(b).

“Other Branches” means the banking offices of Seller other than the Branch located in the Branch Region.

“P&A Transaction” means the purchase and sale of Assets and the assumption of Liabilities described in Sections 2.1 and 2.2.

“Personal Property” means all of the personal property of Seller located in the Branch consisting of the trade fixtures, shelving, other leasehold improvements, furniture, on-premises ATMs (excluding Seller licensed software), equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures (exclusive of signage containing any trade name, trademark or service mark, if any, of Seller or any of its Affiliates), supplies (excluding any items consumed or disposed of in the ordinary course of business, but including new items acquired or obtained in the ordinary course of the operation of the Branch through the Closing Date) and other personal property which is owned by Seller and located at the Branch; provided, however, that the foregoing shall not include any (i) controller or server of the Branch, or (ii) personal computers. Schedule

1.1(j) contains a complete and accurate list of the Personal Property as of March 31, 2009.

“POS” has the meaning set forth in Section 4.9.

“Post-Closing Processing Period” has the meaning set forth in Section 4.2(c).

“Pre-Closing Excluded Loan” has the meaning set forth in Section 5.8(e).

“Pre-Closing Tax Period” means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.

“Property Taxes” means real, personal, and intangible ad valorem property Taxes.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser Savings Plan(s)” has the meaning set forth in Section 8.6(g).

“Purchaser Taxes” has the meaning set forth in Section 11.1(f).

“Put Closing Date” has the meaning set forth in Section 7.12.

“Real Property” means the parcels of real property on which the Branch is located, including any improvements thereon.

“Records” means all records and original documents, or where reasonable and appropriate copies thereof, in Seller’s possession that pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branch (including transaction tickets through the Closing Date and all records for closed accounts located in the Branch and excluding any other transaction tickets and records for closed accounts) and all such records and original documents, or where reasonable and appropriate copies thereof, regarding the Assets, or the Deposits, including all such records maintained on electronic or magnetic media in the electronic database system of Seller reasonably accessible by Branch, or to comply with the applicable laws and governmental regulations to which the Deposits are subject, including but not limited to applicable unclaimed property and escheat laws.

“Regulatory Approvals” means the following approvals required to consummate the P&A Transaction: (i) with respect to Purchaser, the approval of the OCC of the acquisition of the Branch, the Assets and Liabilities (whether through the filing of an Interagency Bank Merger Act Application or Business Combination Application-Streamlined) and any notices or waiver requests to be filed with the Commonwealth of Pennsylvania, and (ii) with respect to Seller the approval of the Federal Reserve Board.

“Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.

“Required Terms of Employment” has the meaning set forth in Section 8.6(a).

“Retained Consumer Loan” means a loan the borrower of which is a primary accountholder with respect to a Retained Split Deposit.

“Retained Split Deposit” means a deposit liability with respect to which (a) the primary accountholder conducts business at the Branch, on the one hand, and one or more banking offices of Seller which is not the Branch, on the other hand, and (b) less than 50% of recent branch visits or transactions of such primary accountholder, as determined by Seller and previously communicated to Purchaser, is conducted at the Branch as of the date of this Agreement. Following the date hereof and using the methodology for identifying a “Retained Split Deposit” previously disclosed to Purchaser, Seller shall not categorize any additional deposit liability as a “Retained Split Deposit” without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

“Returned Items” has the meaning set forth in Section 4.10(c).

“Safe Deposit Agreements” means the agreements relating to safe deposit boxes located in the Branch.

“Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.

“Seller Savings Plans” has the meaning set forth in Section 8.6(g).

“Seller Taxes” has the meaning set forth in Section 11.1(f).

“Seller’s knowledge” or other similar phrases means information that is actually known after reasonably inquiry to the persons set forth on Schedule 1.1(b).

“Special Assessment” means any emergency special assessment imposed by the FDIC on insured institutions to the extent that it is effective with respect to the period prior to the Closing, including the emergency special assessment imposed on deposits as of June 30, 2009 and payable on September 30, 2009.

“Specified Loan” means a Loan which as of the Closing Date has an aggregate outstanding balance exceeding $25,000.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Tax Claim” has the meaning set forth in Section 11.1(f).

“Tax Returns” means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, charges, fees, levies or other like assessments, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.

“Transaction Account” means any account at the Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

“Transfer Taxes” has the meaning set forth in Section 8.2.

“Transferred Employees” has the meaning set forth in Section 8.6(a).

1.2 Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”).

1.3 Interpretation. All references in this Agreement to Articles or Sections are references to Articles or Sections of this Agreement, unless some other reference is clearly indicated. The definition of a term expressed in the singular also applies to that term as used in the plural and vice versa. The word “including” as used herein shall mean “including without limitation.” The rule of construction against the draftsman shall not be applied in interpreting and construing this Agreement.

ARTICLE 2

THE P&A TRANSACTION

2.1 Purchase and Sale of Assets. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the following (collectively, the “Assets”):

(i)	Cash on Hand;

(ii)	the Personal Property;

(iii)	the Loans, plus Accrued Interest with respect to such Loans, as well as the collateral for the Loans, the Loan Documents and servicing rights related thereto pursuant to Section 2.5;

(iv)	the Branch Lease;

(v)	the Branch Lease Security Deposit;

(vi)	the Safe Deposit Agreements;

(vii)	the Records

(viii)	the Letter of Credit Security Agreements; and

(ix)	the rights of action related to the Assets, except to the extent relating to any obligations or liabilities retained by Seller.

(b) Purchaser understands and agrees that it is purchasing only the Assets (and assuming only the Liabilities) specified in this Agreement and, except as may be expressly provided for in this Agreement, Purchaser has no interest in or right to any other business relationship which Seller or its Affiliates may have with any customer of the Branch, including: (i) any deposit account or other service of Seller at any other office of Seller which may be linked to the Deposits; (ii) any deposit account which sweeps from the Branch to a third party; (iii) any merchant card banking business; and (iv) any cash management service (e.g., cash concentrator accounts, controlled disbursement accounts) which Seller may provide to any customer of the Branch. Purchaser understands and acknowledges that no credit card relationships, trust and custody relationships, educational loans, commercial leases or brokerage or investment management relationships are being sold. No right to the use of any sign, trade name, trademark or service mark, if any, of Seller, PNC or any of their respective Affiliates, is being sold.

2.2 Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid from and after the Closing, with respect to the following (collectively, the “Liabilities”):

(i)	the Deposits, including IRAs, if any, to the extent contemplated by Section 2.4;

(ii)	the Branch Lease;

(iii)	the Safe Deposit Agreements;

(iv)	the funding of the Loans, and the servicing of the Loans pursuant to Section 2.5;

(v)	subject to Section 2.2(c), Seller’s obligations with respect to the Letters of Credit; and

(vi)	any liability for (a) Taxes of, or relating to, the Assets, the Liabilities and the business or operation of the Branch, other than Excluded Taxes and (b) Purchaser’s portion of any Transfer Taxes pursuant to the terms of Section 8.2.

(b) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller, or of any of Seller’s Affiliates, of any kind or nature, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether contingent or otherwise, other than the Liabilities or as otherwise expressly set forth herein. Except for the responsibilities, obligations or liabilities expressly assumed in clauses (i) through (vi) above effective as of the Closing, the Liabilities expressly do not include any responsibilities, obligations or liabilities for any actions or omissions to act by Seller (or any of its Affiliates) prior to the Closing; provided that the Liabilities shall include the responsibilities, obligations or liabilities with respect to the sufficiency of the Loan Documents, subject to Purchaser’s rights under Section 5.8(e). Seller shall remain and be solely responsible and obligated for the full amount payable for any Special Assessment.

(c) In recognition that Seller’s obligations under the Letters of Credit are not directly assumable by or assignable to Purchaser, the parties agree that (i) the Letters of Credit shall remain outstanding from and after the Closing in accordance with their respective terms and (ii) for each Letter of Credit outstanding as of the close of business on the second (2nd) Business Day prior to the Closing Date, Purchaser shall execute and deliver to Seller at the Closing a backup letter of credit, in form and substance acceptable to Seller, which acceptance shall not be unreasonably withheld, conditioned or delayed (each, a “Backup Letter of Credit”), which Backup Letter of Credit shall (x) permit Seller to draw on such Backup Letter of Credit to the extent any funds are drawn under the applicable Letter of Credit by presenting a sight draft in the amount drawn on Seller under the applicable Letter of Credit plus any fees or charges owing to Seller in respect of such Letter of Credit, and (y) require Purchaser to pay such draw by Seller on the Backup Letter of Credit by remitting to Seller on the same Business Day Seller presents its sight draft (or on the next Business Day if Seller presents its sight draft after 2:00 p.m. Pittsburgh Time) immediately available funds in the amount of Seller’s sight draft and (iii) for each of the Letters of Credit for which a Backup Letter of Credit is executed by Purchaser, Seller shall have received at or prior to the Closing Date, the assignment of the Letter of Credit Security Agreements to Purchaser. In the event that any amounts are repaid to Seller by the obligor under the applicable Letter of Credit in respect of amounts remitted to Seller by Purchaser in payment of Seller’s draw on the applicable Backup Letter of Credit, Seller shall promptly remit such amounts to Purchaser. Purchaser acknowledges and agrees that Seller shall have no obligation to renew any commitments under Letters of Credit expiring from and after the date of this Agreement.

2.3 Purchase Price. The purchase price (“Purchase Price”) for the Assets shall be the sum of:

(a) An amount equal to 3.4% of the average daily balance of the Deposits (excluding for the purposes of such calculation (x) the aggregate amount of any Ineligible Deposits and (y) all Accrued Interest on the Deposits and on any Ineligible Deposits) for the period commencing thirty (30) calendar days prior to and inclusive of the second Business Day prior to the Closing Date and ending on the second Business Day prior to the Closing Date;

(b) The aggregate amount of Cash on Hand as of the Closing Date;

(c) The aggregate amount of the Branch Lease Security Deposit;

(d) The aggregate Net Book Value of Loans, plus Accrued Interest with respect to such Loans, as of the Closing Date; and

(e) The aggregate Net Book Value of the Personal Property as of the close of business of the month-end day most recently preceding the Closing Date.

2.4 Assumption of IRA Deposits. (a) With respect to Deposits in IRAs, Seller will use reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA deposits (except self-directed IRA deposits), including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable Regulatory Authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby.

(b) If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA, such deposit liabilities, which shall at least three (3) Business Days prior to the Closing Date be set forth on Schedule 2.4(c), shall be excluded from Deposits for purposes of this Agreement (including the calculation of the Purchase Price) and shall constitute “Excluded IRA Deposits.”

2.5 Sale and Transfer of Servicing. The Loans shall be sold on a servicing-released basis (and without limitation, any related escrow deposits shall be transferred to Purchaser). As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans after the Closing Date will be assumed by Purchaser. Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Loans after the Closing Date and Purchaser shall not assume and shall be discharged and indemnified by Seller from all liability with respect to servicing of the Loans on or prior to the Closing Date.

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

3.1 Closing. (a) The Closing will be held at the offices of PNC at One PNC Plaza, 249 Fifth Avenue Pittsburgh, Pennsylvania or such other place as may be agreed to by the parties.

(b) Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9, the parties anticipate that the Closing Date shall be August 28, 2009 or an earlier mutually agreeable date, or, if the Closing cannot occur on such date, on a date and time as soon thereafter as practicable after receipt of all Regulatory Approvals and the expiration of all related statutory waiting periods, except as otherwise provided in the next sentence of this Section 3.1(b). Unless the parties agree pursuant to Section 4.10(a) that the conversion of the data processing with respect to the Branch and the Assets and Liabilities will be performed on a date other than the Closing Date, the Closing Date shall be a Friday and the conversion will be completed prior to the opening of business on the following Business Day.

3.2 Payment at Closing. (a) On or prior to the third (3rd) Business Day immediately preceding the Closing Date, Seller shall deliver to Purchaser the Draft Closing Statement. At Closing, (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in dollars equal to such positive amount, or (ii) if the Estimated Payment Amount is a negative amount, Purchaser shall pay to Seller an amount in dollars equal to the absolute value of such negative amount. In addition, Purchaser and Seller shall share equally the responsibility for payment of any Transfer Taxes due or incurred in connection with the transactions contemplated by this Agreement and shall reasonably cooperate prior to the Closing Date to agree upon the amount of such Transfer Taxes, if any.

(b) All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon Pittsburgh time on the date of payment.

(c) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

3.3 Adjustment of Purchase Price. (a) On or before 12:00 noon Pittsburgh time on the thirtieth (30th) calendar day following the Closing Date (the “Adjustment Date”), Seller shall deliver to Purchaser the Final Closing Statement and shall make available the work papers, schedules and other supporting data used by Seller to calculate and prepare the Final Closing Statement to enable Purchaser to verify the amounts set forth in the Final Closing Statement are accurate. The Final Closing Statement shall also set forth the Adjusted Payment Amount.

(b) The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser; provided, however, that in the event the fees of such firm, as estimated by such firm, would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller and Purchaser. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Seller and Purchaser. Seller and Purchaser agree to fully cooperate with and provide any information requested by such accounting firm.

(c) On or before 12:00 noon Pittsburgh time on the tenth (10th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b) above, if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in dollars equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.

3.4 Proration; Other Closing Date Adjustments. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branch for its own account until 5:00 p.m., Pittsburgh time, on the Closing Date, and that Purchaser shall operate the Branch, hold the Assets and assume the Liabilities for its own account after the Closing. Thus, except as otherwise specifically provided in this Agreement, certain items of income and expense that relate to the Assets, the Deposits and the Branch, shall be prorated as provided in Section 3.4(b) below as of 5:00 p.m., Pittsburgh time, on the Closing Date. Those items being prorated will be handled at Closing as an adjustment to the Purchase Price, or if not able to be calculated, in the Final Closing Statement, unless otherwise agreed by the parties hereto.

(b) For purposes of this Agreement, items of proration and other adjustments as they relate to the Assets and Liabilities shall include: (i) rental payments under the Branch Lease; (ii) FDIC deposit insurance assessments (excluding any Special Assessment, which shall be Seller’s sole obligation); (iii) trustee or custodian fees on IRAs, if any; (iv) prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date; and (v) safe deposit rental payments previously received by Seller.

3.5 Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:

(a) A bill of sale in substantially the form of Schedule 3.5(a);

(b) An assignment and assumption agreement in substantially the form of Schedule 3.5(b) (except as otherwise required by local state law), with respect to the Liabilities, except for Loans as contemplated by Section 3.7 (the “Assignment and Assumption Agreement”);

(c) A lease assignment and assumption agreements in substantially the form of Schedule 3.5(c), with respect to the Branch Lease (the “Lease Assignment”);

(d) The consent of the landlord/lessor to the assignment of the Branch Lease by Seller to Purchaser;

(e) The consent for the assignment and transfer to Purchaser as of the Closing Date of the Small Business Administration for all the Commercial Loans that are included as Loans;

(f) The assignment of the Letter of Credit Security Agreements and all rights thereunder to Purchaser;

(g) The Draft Closing Statement;

(h) Seller’s resignation as trustee or custodian, as applicable, with respect to each IRA included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.4;

(i) A certificate of non-foreign status pursuant to Treasury Regulations Section 1.1445-2(b)(2) from Seller;

(j) Seller’s keys to the safe deposit boxes and all other Records related to the safe deposit box business at the Branch;

(k) The Loan Documents and the collateral for the Loans, other than those documents which are specifically set forth on Schedule 3.5(k) of the Seller Disclosure Schedule;

(l) A certified copy of the resolutions of the board of directors of Seller approving the transactions contemplated by this Agreement; and

(m) Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby.

3.6 Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller:

(a) The Assignment and Assumption Agreement;

(b) Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRAs included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4;

(c) The Lease Assignment and such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary for providing for the assumption by Purchaser of a Branch Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(d) The Backup Letters of Credit;

(e) A certified copy of a resolution of the board of directors of Purchaser approving the transactions contemplated by this Agreement; and

(f) Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby.

3.7 Delivery of the Loan Documents. (a) Not later than ten (10) calendar days following the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents (reasonably organized and cataloged), in the medium (including imaged documents) then maintained by Seller. Except as otherwise provided herein, Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to Purchaser or to an independent third party designated by Purchaser for shipment to Purchaser, the cost of which shall be the sole responsibility of Seller.

(b) Promptly upon execution of this Agreement, Purchaser shall provide Seller with the exact name to which the Loans are to be endorsed, or whether any such Loans should be endorsed in blank. Seller will complete such endorsements and deliver the applicable Loan Documents, along with appropriate assignments of real property security instruments in recordable form and assignments of financing statements, at the Closing.

3.8 Collateral Assignments and Filing. Seller shall use its reasonable best efforts to take all actions necessary to obtain the valid perfection of a lien or security interest in the collateral, if any, securing each Loan sold on the Closing Date in favor of Purchaser or its designated assignee as secured party. Any such action shall be at the sole expense of Seller, including all reasonable third party costs incurred in connection therewith. In addition, Seller shall use its reasonable best efforts to take all actions necessary to vest in Purchaser as of the Closing Date all rights that Seller has prior to the Closing pursuant to any title policies for Loans.

3.9 Allocation of Purchase Price. (a) No later than the Adjustment Date, Purchaser shall prepare and deliver to Seller a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid by Purchaser to Seller pursuant to this Agreement among the Assets for purposes of Section 1060 of the Code. If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Seller shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below. If Seller objects to the Draft Allocation Statement in writing within such thirty (30) calendar day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items. If, within ninety (90) calendar days after the Adjustment Date, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller. The allocation of the total consideration, as agreed upon by Purchaser and

Seller (as a result of either Seller’s failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by an accounting firm under this Section 3.9(a), (the “Final Allocation Statement”) shall be final and binding upon the parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm.

(b) Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement. Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit.

3.10 Additional Loans. During the period after the date hereof through the second (2nd) Business Day prior to the Closing Date, Seller may originate new Consumer Loans and Commercial Loans at the Branch in compliance with Seller’s approved underwriting and lending policies and in compliance with the representations and warranties set forth herein (“New Loans”). The New Loans will become Loans to be purchased by Purchaser at the Closing and added to Schedule 1.1(f) (each such New Loan, an “Additional Loan”), provided, however, Purchaser in its sole discretion may exclude any New Loan from being an Additional Loan where such New Loan is (1) originated in contradiction of any of Seller’s approved underwriting and lending policies, (2) has been made to a borrower residing outside of a fifty-mile radius from the Branch location who is not a customer of the Branch as of the date hereof, (2) has a principal amount of $250,000 or greater (or extends credit $250,000 or greater) or (3) such New Loan is part of any modification, workout or other program of Seller to bring a delinquent borrower or current in its lending obligations to Seller. Promptly following the date hereof, the parties will agree on the timing and process for promptly providing the relevant information relating to New Loans (“Additional Loan Information”) originated at the Branch after the date hereof through the second (2nd) Business Day prior to the Closing Date (with Additional Loan Information provided to Purchaser not less frequently than monthly and not later than the Business Day prior to the Closing Date) that Purchaser reasonably deems necessary to enable it to determine whether such New Loans are Additional Loans. The parties will further agree on the timing for Purchaser to designate New Loans as “Additional Loans,” which shall occur not later than the fifth (5th) Business Day following the date that the applicable Additional Loan Information was provided to Purchaser and not later than the close of business on the day preceding the Closing Date. Unless the parties otherwise agree, any loans originated after the second (2nd) Business Day prior to the Closing Date shall not be Additional Loans, unless otherwise specifically agreed to in the sole discretion of Purchaser in writing. Any loans originated by Seller after the date hereof that Purchaser does not designate as Additional Loans pursuant to the agreed upon process shall not be Loans, Additional Loans, Liabilities or Assets and shall, without regard to any other provisions of this Agreement, be transferred by Seller prior to the Closing to another Seller branch or Affiliate banking branch, together with any related servicing or other rights or collateral.

ARTICLE 4

TRANSITIONAL MATTERS

4.1 Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branch:

(a) Not later than thirty (30) calendar days after the date of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility; provided, however, that Seller shall not be obligated under this Agreement to provide Purchaser any information regarding Seller’s relationship with the customers outside of the relevant Branch (e.g., other customer products, householding information).

(b) Not later than forty-five (45) calendar days after the date of this Agreement, Seller shall deliver to Purchaser the specifications and conversion sample files.

(c) From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information, including complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposits and the Loans.

(d) Purchaser and Seller each will identify to the other within fifteen (15) calendar days after the date hereof, one of their respective senior level salaried personnel that possesses the necessary expertise and experience to assist the other party on the transition matters set forth herein to be the dedicated point of contact for the other party to accomplish the transition matters set forth herein in a timely and efficient manner. Each point of contact of the parties hereto shall serve in that role from the date identified to the other party until the Closing. Seller will use reasonable best efforts to cooperate with Purchaser and will make available at Purchaser’s request during the period from the date of this Agreement until the Closing Date a reasonable number of experienced technical personnel for consultations with Purchaser concerning transition matters and other than the matters referred to in this Section 4.1.

4.2 Customers. (a) No later than forty-five (45) calendar days prior to the Closing Date (except as otherwise required by applicable law):

(i)	Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and

(ii)	each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branch and other persons that either Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby.

A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) calendar days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. As soon as reasonably practicable and in any event within fifteen (15) Business Days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits, the borrowers on the Loans and the lessees of the safe deposit boxes as of the date hereof in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time. No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers, customers or lessees shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing.

(b) Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at the Branch such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable law.

(c) Notwithstanding the provisions of Section 7.6, neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller, National City, PNC or any of their respective Affiliates; provided, however, that Purchaser shall notify Deposit account customers and Loan account customers that, upon the expiration of a post-Closing processing period, which shall be sixty (60) calendar days after Closing Date (the “Post-Closing Processing Period”), any Items which are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Deposit account customers and Loan account customers in accordance with this Section 4.2.

(d) During the period beginning on the Closing Date and ending on the sixtieth (60th) calendar day thereafter, Seller shall, by commercially reasonable efforts and at Purchaser’s expense (A) accept as a correspondent bank for forwarding to Purchaser all Items which are presented to Seller for payment or credit in any manner including through Seller’s Federal Reserve cash letters or correspondent bank cash letters or deposited by Deposit account customers, correspondent banks or others but excluding ATM withdrawals, deposits and transfers unless initiated with an automated teller machine card issued by Purchaser and (B)

batch all such items in paper format (checks or IRDs) and have them available for pickup by Purchaser no later than 8:00 a.m. Pittsburgh time on the Business Day after presentation to Seller. For deposits and loan payments processed in error by Seller, copies of the deposit slips, loan correspondence (or similar correspondence) and copies of the deposited items will be batched and provided to Purchaser by 12:00 noon Pittsburgh time on the next Business Day and will be provided via secured email to allow memo posting of the deposits and loan payments to the customer accounts.

4.3 Direct Deposits. Seller will transfer to Purchaser on the Closing Date all of those automated clearing house (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to the Deposits that are in Seller’s ACH warehouse system and will use its reasonable best efforts to so transfer all other such arrangements. For a period of ninety (90) days following the Closing, in the case of ACH direct deposits to accounts containing Deposits (the final Business Day of such period being the “ACH Direct Deposit Cut-Off Date”), Seller shall transfer to Purchaser all received ACH direct deposits at 9:00 a.m. Pittsburgh time each Business Day and ACH warehouse transaction information will be provided to Purchaser no later than 9:00 a.m. Pittsburgh time on the Business Day following the date of Seller’s receipt of the applicable information. Such transfers shall contain Direct Deposits effective for that Business Day only. On each Business Day, for a period of thirty (30) calendar days following the Closing Date (the final Business Day of such period being the “FedWire Direct Deposit Cut-Off Date”), FedWires received by Seller shall be returned (as soon as is practicable after receipt) to the originator with an indication of Purchaser’s correct Wire Room contact information and an instruction that such wire should be sent to Purchaser. Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the respective ACH Direct Deposit Cut-Off Date or FedWire Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH and FedWire entries and funds and return such direct deposits to the originators marked “Account Closed.” Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branch. At the time of the ACH Direct Deposit Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.

4.4 Direct Debits. As soon as practicable after the date of this Agreement and after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Purchaser. Such notice shall be in a form reasonably agreed to by the parties. For a period of ninety (90) calendar days following the Closing, Seller shall transfer to Purchaser all received direct debits on accounts constituting Deposits at 9:00 a.m. Pittsburgh time each Business Day. Such transfers shall contain Direct Debits effective for that Business Day only. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Closed.” Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the Branch. On the Closing Date, Purchaser shall provide ACH originators of such Direct Debits with account numbers relating to the Deposits.

4.5 Escheat Deposits. No current Escheat Deposits are being sold. After Closing, Purchaser shall be solely responsible for the proper reporting and transmission to the appropriate governmental entity of Escheat Deposits.

4.6 Access to Records. (a) From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer, subject to confidentiality requirements. All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall agree in writing to a longer period. Between the date hereof and the Closing Date, Purchaser and Seller shall use their reasonable best efforts to develop policies and procedures to be followed by each party in connection with any request of Purchaser, following the Closing Date, for Seller to provide it with Records retained by Seller following the Closing.

(b) Purchaser agrees that any records or documents that come into Purchaser’s possession as a result of the transactions contemplated by this Agreement, to the extent relating to Seller’s business and not relating to the Assets, the Liabilities or the business of the Branch, shall remain the property of Seller and shall, upon Seller’s written request from time to time and as Seller may elect in its sole discretion, be returned to Seller or destroyed at Seller’s expense, and Purchaser agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Section 7.2(b); provided that to the extent that Purchaser does not have actual knowledge that records in its possession relate to Seller’s business and not the Assets, the Liabilities or the business of the Branch, Purchaser may treat such records in accordance with its ordinary course document retention and destruction policies.

4.7 Interest Reporting and Withholding. (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from, and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(b) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices and forms required to be delivered following the Closing Date with respect to the Deposits.

(c) Unless otherwise agreed to by the parties, Seller will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller. Purchaser will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

4.8 Negotiable Instruments. Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at the Branch on the Closing Date.

4.9 ATM/Debit Cards; POS Cards. Seller will provide Purchaser with a list of ATM access/debit cards and Point-of-Sale (“POS”) cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, as soon as practicable and in no event later than forty-five (45) calendar days after the date of this Agreement and Seller will provide Purchaser with an updated record forty-five (45) calendar days prior to the Closing Date. At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. In instances where a depositor of a Deposit made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts. Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller. Seller will not be required to disclose to Purchaser customers’ PINs or algorithms or logic used to generate PINs. Purchaser shall reissue ATM access/debit cards to depositors of any Deposits not earlier than forty-five (45) calendar days nor later than fifteen (15) calendar days prior to the Closing Date, which cards shall be effective as of 3:00 p.m. Pittsburgh Time on the Closing Date. Purchaser and Seller agree to settle any and all ATM transactions and POS transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all POS transactions initiated before or after the Closing with POS cards issued by Seller to access Transaction Accounts.

4.10 Data Processing Conversion for the Branch and Handling of Certain Items. (a) The conversion of the data processing with respect to the Branch and the Assets and Liabilities will be completed on the Closing Date unless otherwise agreed to by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction. Within ten (10) calendar days of the date of this

Agreement, Purchaser and/or its representatives shall be permitted access (subject to the provisions of Section 7.2(a)) to review each Branch for the purpose of installing automated equipment for use by Branch personnel. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall be permitted, at its expense, to install and test communication lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date.

(b) As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller’s drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts. Purchaser shall use its reasonable best efforts to cause these depositors to begin using such drafts and cease using drafts bearing Seller’s name. The parties hereto shall use their reasonable best efforts to develop procedures that cause Seller’s drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures. During the sixty (60) calendar-day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser’s then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable but in no event more than three (3) Business Days after receipt all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such sixty (60) calendar-day period, Seller shall cease forwarding drafts against Transaction Accounts. Seller shall be compensated for its processing of the drafts and for other services rendered to Purchaser during the sixty (60) calendar-day period following the Closing Date in accordance with Schedule 4.10.

(c) Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within sixty (60) calendar days after the Closing Date (“Returned Items”) will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Seller. If depositor’s bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser. If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in the Deposit because of Purchaser’s failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller. Any items that were credited for deposit to or cashed against an account at the Branch to be transferred at the Closing prior to the Closing and are returned unpaid more than sixty (60) calendar days after the Closing will be the responsibility of Seller.

(d) During the ninety (90) calendar-day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser. For thirty (30) calendar days after the Closing, payments received by Seller with respect to any Loans shall be forwarded to Purchaser within two (2) Business Days of receipt by Seller.

(e) Prior to the Closing Date, Purchaser will open and maintain two demand deposit accounts with Seller, one for deposits and one for loans/lines, to be used for settlement activity following the Closing Date. Seller will provide Purchaser with a daily statement for these accounts with sufficient data to permit posting. Purchaser will be responsible for initiating all funding and draw-down activity against these accounts. Purchaser will ensure that all debit (negative) balances are funded no later than one Business Day following the day the account went into a negative status. Activity that will be settled through these accounts will include but not be limited to: items drawn on a Deposit but presented to Seller for payment, ACH transactions, Direct Debit transactions, Returned Items, and payments made to Seller for Loans.

4.11 Employee Training. Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training to Seller’s employees at the Branch who are reasonably anticipated to become Transferred Employees. Any such training will be conducted for reasonable periods of time and in a manner that does not disrupt ongoing operations of the Branch and Seller shall use its reasonable best efforts to excuse such employees from their duties at the Branch for the purpose of training and orientation by Purchaser. Such training activities may take place, as mutually agreed by the parties, at the Branch or off-site.

4.12 Affinity Programs. Not later than forty-five (45) calendar days following the date of this Agreement, Seller shall mail a letter to all customers who have Deposits at the Branch notifying such customers that the Affinity Programs in which they participate will be terminated effective on the Closing Date, that all benefits under the Affinity Programs shall cease to accrue effective as of the Closing, shall expire on the Closing Date, and requesting that Affinity Program participants act to redeem such benefits from Seller or its Affiliates prior to the date of expiration, which letter shall be in form and substance reasonably acceptable to Purchaser. On the Closing Date, Seller shall terminate such Affinity Programs with respect to such customers. Purchaser agrees to permit redemptions of benefits under the Affinity Programs until the close of business on the Closing Date. Seller and its Affiliates shall remain solely responsible for the Affinity Programs and any claims of any participants thereunder, regardless of whether any such participant in the Affinity Programs continue as a customer or borrower of Purchaser after the Closing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows, except as set forth in the Seller Disclosure Schedule:

5.1 Corporate Organization and Authority. Seller is a national banking association, duly organized and validly existing under the laws of the United States, and has the requisite power and authority to conduct the business now being conducted at the Branch. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.2 No Conflicts. (a) The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (assuming the receipt of any required consents of lessors under the Branch Lease in respect of the transactions herein contemplated) or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay Seller from performing its obligations under this Agreement in all material respects.

(b) Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at the Branch as now conducted and, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller’s knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

5.3 Approvals and Consents. Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller. There are no material consents or approvals of any other third party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller.

5.4 Real Property. The properties leased pursuant to the Branch Lease constitute all of the Real Property on which Seller maintains the Branch. The Branch Lease is the valid and binding obligation of Seller, and to Seller’s knowledge, of each other party thereto; and, there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s knowledge, with respect to the obligations of the lessor thereof, any default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a default on the part of

Seller or the lessor, as applicable, under the Branch Lease. The Branch Lease gives Seller the right to occupy the building and land comprising the Branch. There are no subleases relating to the Branch created or suffered to exist by Seller, or to Seller’s knowledge, created or suffered to exist by any other person. Subject to Seller obtaining necessary consents as set forth in Schedule 5.3 of the Seller Disclosure Schedule, the assignment of the Branch Lease will transfer to Purchaser all of Seller’s rights under such lease. To Seller’s knowledge, as of the date of this Agreement, there are no condemnation proceedings or eminent domain proceedings or sales or other disposition in lieu of condemnation of any kind pending or, to Seller’s knowledge, threatened with respect to the leased property related to the Branch Lease. To Seller’s knowledge, Seller has not received any written notice alleging that the leased property related to the Branch Lease is in violation of any applicable laws or codes in any material respect. To Seller’s knowledge, the buildings and improvements located on the property being leased pursuant to the Branch Lease are in all material respects in operating condition and in working order, ordinary wear and tear excepted. There does not exist nor has their existed at anytime during the period of the term of the Branch Lease any material dispute between Seller and the lessor. Other than the announcement of the P&A Transaction, to Seller’s knowledge, there are no facts or circumstances that it is aware of as of the date hereof that it reasonably believes would prevent Seller from obtaining the consent to the assignment of the Branch Lease to Purchaser pursuant to the terms of the Branch Lease.

5.5 Litigation and Undisclosed Liabilities. There are no actions, complaints, petitions, suits or other proceedings or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Seller’s knowledge, threatened in writing against Seller and affecting the Branch, the Assets or Liabilities. There are no obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Seller’s Knowledge, facts or circumstances that would reasonably be expected to result in any claims against or obligations or liabilities of Seller with respect to the Branch, the Assets or Liabilities that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.6 Regulatory Matters. (a) There are no pending or, to Seller’s knowledge, threatened disputes or controversies between Seller and any federal, state or local governmental agency or authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Neither Seller nor any of its Affiliates have received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Seller knows of no reason relating to Seller or its Affiliates for any such opposition or refusal.

(c) Neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has any of them been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.7 Compliance with Laws. The banking business of the Branch has been conducted in compliance with all federal, state and local laws, regulations, rules and ordinances applicable thereto, except for any failures to comply that would not, individually or in the aggregate, result in a Material Adverse Effect.

5.8 Loans. (a) Each Loan

(i)	represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is evidenced by legal, valid and binding instruments executed by the Obligor. Seller has no knowledge that any such Obligor at the time of such execution lacked capacity to contract, and any signature on any Loan Documents is the true original or facsimile signature of the Obligor on the Loan involved;

(ii)	is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of relating to or affecting creditors’ rights and to general equity principles;

(iii)	(A) was originated by Seller in conformity in all material respects with applicable laws and regulations and its principal balance as shown on Seller’s books and records is true and correct as of the date indicated therein, (B) has an assignable Lien, to the extent secured by a valid and enforceable Lien in the collateral therefor, and has the priority reflected in Seller’s records and (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefore; complies with all applicable requirements of federal, state, and local laws, and regulations thereunder; and

(iv)	the servicing practices of Seller used with respect to the Loan have been consistent with Seller’s practices with respect to the Other Branches in all material respects and have been in compliance in all material respects with all applicable requirements of federal, state and local laws and regulations thereunder.

(b) Seller has all requisite corporate, banking and other lawful power and authority to hold the Loans and has valid and marketable title to the Loans free and clear of all Encumbrances. Seller has the requisite authority to sell and assign its Loans to Purchaser as contemplated hereby and, upon assignment, Purchaser will have the rights of Seller with respect to the Loans in accordance with the terms and conditions thereof, subject to any limitations on such rights to the extent resulting from the acts and omissions of Purchaser or its Affiliates other than as contemplated by this Agreement.

(c) (i) the documentation relating to each Loan accurately reflects the payment history through the applicable date thereof, the outstanding balance of the Loan as of the date indicated therein, and all receipts pertaining to the Loan from the Obligor(s) thereof and all credits to which such Obligor(s) are entitled as of the date indicated therein, (ii) with respect to each Loan that is secured, Seller has a valid and enforceable lien on the collateral described in the documents relating to such Loan, and such lien has the priority described in Seller’s loan files relating to such Loans (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity), (iii) no taxes or other liability of Seller shall accrue against or be collected from Purchaser out of any Loan by reason of the purchase thereof by Purchaser, (iv) Seller has paid or caused to be paid any and all license, franchise, intangible, stamp or other tax or fee due and owing to any state where a Loan originated, or any political subdivision thereof, arising from or relating to the acquisition, collection or holding of any Loan, and (v) neither Seller nor any of its agents, officers, employees or representatives has been guilty of any civil or criminal fraud with respect to the creation of any Loan or with respect to the transfer, assignment and sale of the same to Purchaser hereunder.

(d) Except as set forth in Sections 5.8(a), (b) and (c) above, Seller makes no representation or warranty of any kind to Purchaser relating to the Loans, including with respect to (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectability of the Loans or any documents, instrument or agreement in the loan file, including documents granting a security interest in any collateral relating to a Loan, (ii) any representation, warranty or statement made by an Obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary Obligor under any Loan or any guarantor or surety or other Obligor thereof, (iv) the performance of the Obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any Obligor, or (vi) any of the warranties set forth in Section 3-417 of the Uniform Commercial Code.

(e) Subject to the approval and/or non-objection of each of the Federal Reserve Board and the U.S. Department of Justice of the applicable exclusion or repurchase under this Section 5.8(e), which the parties shall use reasonable best efforts to obtain in each case, (1) Purchaser’s sole and exclusive remedy for a material breach of any representation and warranty in this Section 5.8 that is asserted by Purchaser on or prior to the Closing Date shall be Purchaser’s right to exclude the Loan or Loans that are the subject of such breach from the Assets and Liabilities that are to be assumed by Purchaser pursuant to this Agreement (each such Loan, a “Pre-Closing Excluded Loan”) and (2) Purchaser’s sole and exclusive remedy for a material breach of any representation and warranty in this Section 5.8 with respect to a Specified Loan that is asserted by Purchaser following the Closing Date shall be as provided in Section 7.12; provided that in the event that an approval and/or non-objection contemplated by this Section 5.8(e) and/or Section 7.12 cannot be obtained despite Seller’s and Purchaser’s reasonable best efforts, Article 11 will provide Purchaser’s sole and exclusive remedy for a material breach of any representation and warranty in this Section 5.8 with respect to the applicable Loan or Loans.

5.9 Records. The Records respecting the operations of the Branch and the Assets and Liabilities accurately reflect in all material respects as of their respective dates the Net Book Value of the Assets and Liabilities being transferred to Purchaser hereunder. The Records include all customary Branch, customer and customer-related information reasonably necessary to service the Deposits and Loans on an ongoing basis and as required by applicable law.

5.10 Title to Assets. Seller is the lawful owner of, or in the case of leased Assets, has a valid leasehold interest in, each of the Assets, free and clear of all Encumbrances and, subject to the receipt of the consents and approvals set forth and described in Schedule 5.3 of the Seller Disclosure Schedule, Seller has the right to sell, convey, transfer, assign and deliver to Purchaser all of Seller’s right, title and interest in and to the Assets. Subject to the terms and conditions of this Agreement, on the Closing Date Purchaser will acquire good and marketable title to, or in the case of leased Assets, a valid leasehold interest in, all of the Assets, free and clear of any Encumbrances.

5.11 Deposits. All of the Deposits were opened, extended or made, and have been maintained and administered, in accordance in all material respects with (i) the relevant type of Deposit account of Seller and (ii) all applicable federal and state laws, regulations, rules and orders. The deposit agreements and other documents relating to the Deposits to be delivered or made available to Purchaser will be all that are necessary to establish the amounts or other terms of the Deposits, that will govern the terms of the Deposit accounts and that evidence the Deposits. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. All of the Deposits are transferable at the Closing to Purchaser, and, to Seller’s knowledge, there are no Deposits that are subject to any judgment, decree or order of any court or governmental entity.

5.12 Environmental Laws; Hazardous Substances. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each parcel of Real Property:

(i)	is and has been operated by Seller in compliance with all applicable Environmental Laws;

(ii)	is not the subject of any written notice from any governmental authority or other person alleging the violation of, or liability under, any applicable Environmental Laws;

(iii)	is not currently subject to any court order, administrative order or decree arising under any Environmental Law;

(iv)	to Seller’s knowledge, has not been used for the disposal of Hazardous Substances and is not contaminated with any Hazardous Substances requiring remediation or response under any applicable Environmental Law; and

(v)	to Seller’s knowledge, has not had any releases, emissions, or discharges of Hazardous Substances except as permitted under applicable Environmental Laws.

5.13 Brokers’ Fees. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees and commissions of Sandler O’Neill + Partners, L.P., for which Seller or PNC shall be solely liable.

5.14 Personal Property. The Personal Property is in good operating condition and repair in all material respects (subject to ordinary wear and tear).

5.15 Labor Relations. Seller, with respect to the Branch Employees, is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or any other similar or comparable state law) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to Seller’s knowledge, threatened. To Seller’s knowledge there is no activity involving a union attempting to organize the Branch Employees or the Branch Employees seeking to certify a collective bargaining unit. No Branch Employee is a party to any individual contract, written or oral, express or implied, for the employment of the Branch Employee or the provision of severance or change of control benefits. To Seller’s knowledge, Seller has complied in all material respects with all applicable federal and state laws, regulations, rules and orders governing the Branch Employees. There have not been any transfers, promotions or terminations of any Branch Employees in the past six (6) months. There are no complaints, claims, actions, hearings or other proceedings pending before any governmental authority or, to Seller’s knowledge, threatened, relating to the employment of any Branch Employee. The information with respect to each Branch Employee that is set forth on Schedule 1.1(c) is, to Seller’s knowledge, true and correct as of the date hereof. None of the Branch Employees are subject to any non-competition, non-solicitation or any other similar agreement that would limit or restrict any Branch Employee’s employment activities or services upon severance of employment with Seller.

5.16 Tax Matters. (a) Seller and each of its Affiliates has timely filed all income Tax and all other material Tax Returns that it was required to file with respect to the Branch or the Assets. All such Tax Returns were correct and complete in all material respects insofar as such Tax Returns relate to the Branch or the Assets. All material Taxes shown to be due on such Tax Returns with respect to the Branch or the Assets have been or will be paid. No material claim has ever been made by any taxing authority in a jurisdiction where Seller or any of its Affiliates does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Branch or the Assets. There are no Liens on any of the Branch or the Assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax, other than statutory liens for Taxes that are not yet due.

(b) There is no dispute or claim concerning any material Tax liability of Seller and any of its Affiliates with respect to the Branch or the Assets claimed or raised by any taxing authority in writing.

5.17 Employee Benefit Plans. Each Seller Savings Plan has received a determination or opinion letter from the IRS covering all of the provisions applicable to the Seller Savings Plan for which determinations letters are currently available that it is qualified under Section 401(a) of the Code and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to Seller’s knowledge, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Seller Savings Plan or the exempt status of any such related trust.

5.18 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Article 5, neither Seller nor any of its agents, Affiliates or representatives, nor any other person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other person. Seller acknowledges that Purchaser is relying on the representations and warranties contained in this Article 5 to enter into this Agreement and to consummate the transactions contemplated hereby.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

6.1 Corporate Organization and Authority. Purchaser is a national banking association, duly organized and validly existing under the laws of the United States and has the requisite power and authority to conduct the business conducted at the Branch substantially as currently conducted by Seller. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.2 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws, (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any encumbrance upon any of Purchaser’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which it or any of its properties or assets may be bound or affected, which violation, conflict, breach, contravention or default referred to in clauses (ii) and (iii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.3 Approvals and Consents. Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser. There are no material consents or approvals of any other third party required to be obtained in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated by this Agreement by Purchaser.

6.4 Regulatory Matters. (a) Except as previously disclosed in writing to Seller, there are no pending or, to Purchaser’s knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(b) Neither Purchaser nor any of its Affiliates have received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval.

(c) Neither Purchaser nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(d) Purchaser is, and on a pro forma basis giving effect to the P&A Transaction, will be, (i) at least “well capitalized,” as defined for purposes of the tests used by the OCC to evaluate the capital of a national bank, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.

(e) Purchaser has no reason to believe that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Regulatory Approvals.

(f) Each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

6.5 Litigation and Undisclosed Liabilities. There are no actions, complaints, petitions, suits or other proceedings or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Purchaser’s knowledge, threatened in writing against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser’s knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.6 Operation of the Branch. Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branch.

6.7 Financing Available. Purchaser has and will have as of the Closing Date available sufficient cash to fund the P&A Transaction. Purchaser’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.

6.8 Brokers’ Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.

6.9 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Article 6, neither Purchaser nor any of its agents, Affiliates or representatives, nor any other person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other person. Purchaser acknowledges that Seller is relying on the representations and warranties of Purchaser contained in this Article 6 to enter into this Agreement and to consummate the transactions contemplated hereby.

ARTICLE 7

COVENANTS OF THE PARTIES

7.1 Activity in the Ordinary Course. Until the Closing Date, except (i) as may be required by a Regulatory Authority or applicable law, (ii) as set forth in Section 7.1 of the Seller Disclosure Schedule, or (iii) as specifically provided in this Agreement, Seller (a) will, with respect to the Branch, the Assets and Liabilities, use its commercially reasonable efforts to preserve its business relationship with depositors, customers and others having business relationships with Seller and whose accounts will be retained at the Branch; (b) will underwrite and administer the Loans in the ordinary course of its business in accordance with its customary practices and applicable laws and regulations; (c) will maintain the Branch in its current condition, ordinary wear and tear excepted; and (d) will conduct the business of the Branch and preserve the Assets and Liabilities in the ordinary and usual course of business consistent with past practice. In addition, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)	Increase or agree to increase the salary, remuneration or compensation of any employee at any Branch other than in accordance with Seller’s existing compensation policies generally applicable to employees having similar rank or duties (however, any such increase shall in no event increase cash compensation for any employee at the Branch by more than 5% of his or her then existing compensation) or as required by contractual commitments outstanding on the date hereof, or pay or agree to pay any uncommitted bonus to any employee at any Branch other than regular bonuses granted in the ordinary course of Seller’s business (which bonuses, in any event, shall be the responsibility of Seller);

(ii)	Transfer any Branch Employee to another branch or office of Seller or any of their respective Affiliates;

(iii)	Hire any employee for the Branch other than in the ordinary course and consistent with past practices, including, with respect to the type of position filled and the compensation and benefit levels provided;

(iv)	Terminate any Branch Employee, except in the ordinary course of business in accordance with existing personnel policies and practices of Seller;

(v)	Establish Deposits at the Branch, other than in the ordinary course of business consistent with Seller’s past practices for the Branch and the Other Branches, subject to the limitation in (vi) below;

(vi)	Offer interest rates or terms on any category of Deposits at the Branch in a manner inconsistent with Seller’s past practice with respect to the Branch and the Other Branches (including with Seller’s exception policy set forth in Schedule 7.1(vi) of the Seller Disclosure Schedule) or without limiting the generality of the foregoing accept any brokered deposits at the Branch;

(vii)	Transfer to or from the Branch to or from any of Seller’s other operations or branches any Assets or any Deposits, except (A) upon the unsolicited request of a depositor or customer, or (B) if such Deposit is pledged as security for a loan or other obligation that is not a Loan;

(viii)	Amend, modify or extend any Loan, including Additional Loans, except in the manner provided in Section 7.8 hereof;

(ix)	Originate any loan at the Branch or that is attributed to the Branch, except (A) at prevailing market terms or (B) in the ordinary course of business consistent with Seller’s approved lending polices as existed on the date hereof;

(x)	Issue any letter of credit in favor of a customer of the Branch or amend, extend or renew any Letters of Credit or Letter of Credit Security Agreement;

(xi)	Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets (other than the use of Cash on Hand in the ordinary course of business consistent with past practice), Deposits or Liabilities existing on the date hereof;

(xii)	Except pursuant to the unsolicited request of the applicable Obligor, sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any Loan;

(xiii)	Make or agree to make any material improvements to the leased property subject to the Branch Lease, except with respect to commitments for such made on or before the date of this Agreement and normal maintenance or refurbishing purchased or made in the ordinary course of business;

(xiv)	Close, sell, consolidate, relocate or materially alter the Branch or otherwise file any application or give notice to relocate or close the Branch;

(xv)	Amend, terminate, replace, renew, modify or extend in any material respect the Branch Lease;

(xvi)	Release, compromise or waive any material claim or right that is part of the Assets or Liabilities;

(xvii)	Except as permitted by this Section 7.1, knowingly take, or knowingly permit its Affiliates to take, any action (A) impairing Purchaser’s rights in any Deposit or Asset, (B) impairing in any way the ability of Purchaser to collect upon any Loan, or (C) except in the ordinary course of servicing, waiving any material right, whether in equity or at law, that it has with respect to any Loan;

(xviii)	Take any action which, or omit to take any action if not taken, would reasonably be expected to (A) adversely affect the ability of any party hereto to obtain Regulatory Approvals, (B) adversely affect the ability of any party hereto to obtain any consent required pursuant to this Agreement, (C) result in the failure of the condition set forth in Section 9.1(c) or (D) result in any of the covenants or conditions to the transactions contemplated hereby not being materially satisfied; or

(xix)	Agree with, or commit to, any person to do any of the things described in clauses (i) through (xviii) except as contemplated hereby.

7.2 Access and Confidentiality. (a) Throughout the period prior to the Closing Date, upon reasonable notice Seller shall afford to Purchaser and its officers, employees, counsel, accountants and other authorized agents and representatives access during normal business hours and at such other times as reasonably requested to the properties (including the Branch), books, records, contracts, documents, files (including Loan Documents) and other information of or relating to the Assets and Liabilities and employees of the Branch. Purchaser and Seller each will identify to the other, within ten (10) calendar days after the date hereof, a selected group of their respective salaried personnel (with the necessary expertise and experience to assist the other party) that shall constitute a “transition group” who will be available to Seller and Purchaser, respectively, at reasonable times (limited to normal operating hours and such additional time as may be reasonably necessary to complete the P&A Transaction) to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Assets and Liabilities and transition matters. Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Seller’s records with respect to the Branch with Seller’s records for its other branches and operations not subject to this Agreement. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branch, the Assets and Liabilities as may be reasonably necessary for confirmation of the Assets and Liabilities and for the orderly transfer of the business operations of the Branch. Any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of Seller’s business. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller, or any employee of Seller or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to Section 7.3 or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party (or, if required under a contract with a third party, such third party) furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and any Regulatory Authority or otherwise expressly contemplated herein in connection with the P&A Transaction.

7.3 Regulatory Approvals. (a) As soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement, and assuming the full and timely cooperation and assistance of Seller, Purchaser shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals. Purchaser, with the reasonable cooperation of Seller, at Purchaser’s expense, shall use reasonable best efforts to obtain each such approval as promptly as reasonably practicable in order to permit the Closing to occur not later than August 28, 2009, except Purchaser need not take any action that would give rise to Purchaser’s right to terminate this Agreement pursuant to Section 10.1(h). Seller will use reasonable best efforts to cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments which may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating to Regulatory Approvals prior to filing, other than material filed in connection therewith under a claim of confidentiality. If any Regulatory Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval, the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby, such agreement not to be unreasonably withheld, conditioned or delayed.

(b) The parties shall promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Regulatory Approval or other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

7.4 Consents. Seller will use reasonable best efforts to obtain the consent to the assignment of the Branch Lease to Purchaser effective as of the Closing. Without limiting the foregoing, as soon as reasonably practicable following the date hereof, but no later than 30 days hereafter, Seller shall provide all notices to the landlord as required pursuant to the terms of, or as otherwise required by, the Branch Lease and use commercially reasonable efforts to obtain such landlord estoppel certificate as may be reasonably requested by Purchaser in form and substance reasonably acceptable to Purchaser. Purchaser shall use commercially reasonable efforts to cooperate with Seller in connection with the foregoing. Except as set forth in Schedule 7.4 of the Seller Disclosure Schedule, all consent, assignment, transfer, assumption, processing, administration and other fees and charges or other consideration, however designated, that are payable in connection with the assignment of all of Seller’s right, title and interest in, to, under or in respect of the Branch Lease, (collectively, “Consent Fees”) shall be promptly and fully paid by and shall be the sole responsibility of Seller.

7.5 Efforts to Consummate; Further Assurances; Notice. (a) Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b) From time to time following the Closing, without further consideration, at Purchaser’s request and, except as otherwise provided in this Section 7.5(b), at Seller’s expense, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer and take such other action as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets and Liabilities or to consummate the transactions contemplated by this Agreement. The reasonable expenses related to satisfying such request shall be Purchaser’s, except where such action is required to be, or to have been, taken by Seller pursuant to the Agreement, then such expense shall be that of Seller. Such assistance may include, but shall not be limited to, assistance with the transition to Purchaser of the Liabilities and Assets and Seller’s relationships with vendors, borrowers and customers. Seller agrees to execute such financing statements, amendments, cancellation statements, continuation statements, certificates and other documents, instruments and filings, pursuant to the Uniform Commercial Code and otherwise (collectively, “Instruments”), as Purchaser may reasonably request at any time and from time to time from and after the Closing Date to reflect and/or to give effect to Purchaser’s replacement of Seller as secured party, lender, agent, owner, lessee, licensee or other capacity in connection with any Asset, Liability, or other matter as a result of the consummation of the transactions contemplated by this Agreement, and Seller hereby consents to the filing and/or recordation of any such Instruments in all public offices wherever Purchaser deems filing or recordation to be necessary or desirable. Purchaser shall be responsible for filing any Instruments pursuant to the foregoing sentence, including the costs of any such filings and related expenses of mailing.

(c) Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including, but not limited to, that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

(d) The costs incurred by a party in performing its obligations to the other (x) under Sections 7.5(a) and (c) shall be borne by the initial recipient and (y) otherwise under this Section 7.5 shall be borne by Purchaser.

(e) Prior to the Closing Date, each of the parties hereto shall promptly advise the other party of any change or event that, individually or in the aggregate, would reasonably be expected to cause or constitute a breach in any material respect of any of its representations, warranties or covenants contained herein.

7.6 Solicitation of Accounts. (a) Until the Closing Date and for an additional five (5) years following the Closing Date, Seller agrees that it will not (and PNC shall cause its Affiliates not to) (i) engage in any solicitation of financial services business by way of advertisements specifically directed to or targeted at customers who hold Deposits (including Moved Deposits) or received Loans as of the date of this Agreement, except that customers who are retained by Seller following the Closing, by virtue of other deposit accounts or loans held at branches of Seller not subject to this P&A Transaction or other financing relationship may be so solicited by Seller and/or its Affiliates, provided that such solicitation is generally provided to other similarly-situated customers or prospective customers of Seller and/or its Affiliates or (ii) use confidential information contained in Branch customer files, Loan Documents or Records that solely relate to the Assets and Liabilities that are to be assumed by Purchaser pursuant to this Agreement to solicit financial services business, including deposits, loans and other financial products; provided that the restrictions set forth in the foregoing clauses (i) and (ii) shall not apply to any Branch Employee to whom Purchaser does not make a written offer of employment in accordance with Section 8.6. Except as set forth in the foregoing sentence, nothing in this

Agreement shall be construed to at any time to prohibit or otherwise limit Seller or any of its Affiliates from soliciting financial services business, including deposits, loans and other financial products. Purchaser understands and acknowledges that Seller or its Affiliates will conduct banking operations in the same geographic area as the Branch.

(b) Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising nor transact its business in a way which would induce such customers to close any account and open accounts directly with Purchaser or would otherwise result in a transfer of all or a portion of an existing account from Seller to Purchaser or its Affiliates. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not directed to or targeted at such customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with such customers through other branch offices of Purchaser, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

7.7 Insurance. Seller will maintain in effect until the Closing Date all casualty and public liability policies relating to the Branch and maintained by Seller on the date hereof or to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing Date. Purchaser shall provide all casualty and public liability insurance for the Branch after the Closing Date.

7.8 Servicing Prior to Closing Date. With respect to each of the Loans from the date hereof until the Closing Date, Seller shall provide servicing of such Loans that is consistent with the servicing provided with respect to its loans that are not Loans. Further, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not (a) except as required by law, regulation or the terms of the Loan Documents, release any collateral or any party from any liability on or with respect to any of the Loans; (b) compromise or settle any material claims of any kind or character with respect to the Loans; or (c) except as required by law or regulation or to the extent consistent with prevailing market terms and in the ordinary course of business consistent in all material respects with the Other Branches, modify, amend or waive any of the material terms of any Loan as set forth in the Loan Documents.

7.9 Change of Name, Etc. Immediately after the Closing, Purchaser will (a) change the name and logo on all documents and facilities relating to the Assets and the Liabilities to Purchaser’s name and logo, (b) notify all persons whose Loans, Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to any Regulatory Authorities required as a result of the consummation of such transactions. Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplish the removal of Seller’s signage by Purchaser and the installation of Purchaser’s signage by Purchaser; provided, however, that (i) all such removals and all such installations shall be at the expense of Purchaser, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branch, (iii) such installed signage shall comply with the applicable Branch Lease and all applicable zoning and permitting laws and regulations, and (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller. Purchaser agrees not to use any forms or other documents bearing Seller or any of its Affiliates’ name or logo after the Closing without the prior written consent of Seller, and, if such consent is given, Purchaser agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Purchaser as the party using the form or other document.

7.10 Non-Solicitation. For a period of two (2) years following the Closing Date, Seller will not and PNC shall cause its Affiliates not to solicit any Transferred Employee; provided, however, that nothing shall be deemed to prohibit Seller, PNC and/or their respective Affiliates from (a) using general solicitations not targeted at Transferred Employees (including job announcements in newspapers and industry publications or on the Internet), (b) using employee search firms, so long as such employee search firms are not advised by Seller, PNC or any of their Affiliates after the date hereof to engage in targeted solicitations of Transferred Employees, (c) discussing employment with any Transferred Employee who contacts Seller, PNC and/or any of their respective Affiliates independently without any solicitation by Seller or its Affiliates that is otherwise prohibited by this Section 7.10 or (d) soliciting any Transferred Employee who ceases to be employed by Purchaser prior to Seller, PNC and/or any of their respective Affiliates soliciting such Transferred Employee.

7.11 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, neither Seller, PNC, nor any of their Affiliates shall take any action to, directly or indirectly, encourage or initiate discussions or negotiations with, or provide any non-public information to, any Person other than Purchaser and its Affiliates and representatives concerning the sale of the Assets and assignment of the Liabilities; provided, however, Seller, PNC and their Affiliates may provide non-public information to governmental authorities in connection with the P&A Transaction.

7.12 Loans. In the event that Purchaser shall, within nine (9) months of the Closing Date, assert that there has been a material breach of a representation or warranty of Seller set forth at Section 5.8 with respect to a Specified Loan, then Purchaser may give written notice thereof (a “Loan Representation Breach Notice”) to Seller, which notice shall (1) be delivered to Seller within fifteen (15) Business Days from the date of determination by Purchaser of the alleged material breach of a representation or warranty of Seller set forth in Section 5.8 with respect to a Specified Loan and (2) include reasonable documentation of the existence and source of such material breach, the date of actual discovery by Purchaser of such material breach and a status of any principal and interest paid on the applicable Specified Loan with respect to which the material breach occurred (such Specified Loan, a “Covered Loan”) and received by Purchaser between the Closing Date and the date of such Loan Representation Breach Notice, and a statement setting forth the basis of the material breach of such representation or warranty under Section 5.8; provided that for the purposes of determining the existence of such material breach of a representation or warranty of Seller set forth in Section 5.8 with respect to a Specified Loan, the qualifications as to “materiality,” “material,” “in all material respects” and “Material Adverse Effect” contained in any representation and warranty of Seller set forth in

Section 5.8 shall not be given effect. In the event that Seller in good faith disagrees with the determination of Purchaser set forth in a Loan Representation Breach Notice, Seller shall notify Purchaser in writing (a “Dispute Notice”) within ten (10) Business Days of receipt of such Loan Representation Breach Notice setting forth in reasonable detail (including any supporting documentation) the basis for such disagreement. If the parties are unable to resolve the dispute within ten (10) calendar days of Purchaser’s receipt of a Dispute Notice, the dispute shall be determined by a mutually acceptable, third party arbitrator (the “Arbitrator”), with the Arbitrator being instructed to resolve the dispute under the American Arbitration Association rules within fifteen (15) Business Days of engagement, to the extent reasonably practicable, and the fees of the Arbitrator being divided equally between Purchaser and Seller. The determination of the Arbitrator shall be final and binding on the parties hereto. In the event that (a) Seller either (i) consents to the determination of Purchaser as set forth in a Loan Representation Breach Notice, (ii) does not provide Purchaser with a Dispute Notice within ten (10) Business Days of receipt of the Loan Representation Breach Notice or (iii) the Arbitrator resolves in favor of Purchaser and (b) Seller and Purchaser receive the approval or non-objection of each of the Federal Reserve Board and the U.S. Department of Justice, to the extent required, for the transactions contemplated by this Section 7.12, Purchaser shall have the right to cause Seller to purchase, and Seller shall purchase from Purchaser, such Covered Loan for an amount equal to the lesser of (1) the aggregate principal outstanding balance of such Covered Loan plus the amount of Accrued Interest with respect to such Covered Loan, in each case as of the Closing Date and (2) the aggregate outstanding balance of such Covered Loan plus the amount of Accrued Interest with respect to such Covered Loan, in each case as of the Put Closing Date (as defined below) (such amount, the “Covered Loan Put Price”); provided that (i) Purchaser shall have represented to Seller as of the Put Closing Date that Seller owns such Covered Loan as of such Put Closing Date and (ii) Purchaser shall not have taken any action that would reasonably be expected to materially impair Seller’s rights under such Covered Loan or against the borrower thereunder, provided that Seller’s normal and customary servicing practices shall not be deemed to impair Seller’s rights thereunder. Subject to a dispute proceeding as provided above, the closing of the purchase of the Covered Loan shall occur on a date specified in the applicable Loan Representation Breach Notice, but in no event later than five (5) Business Days following Seller’s receipt of such Loan Representation Breach Notice (the date of such closing, the “Put Closing Date”). On the Put Closing Date, Purchaser and Seller shall enter into such standard loan transfer documents customary for a loan transfer of this type and without recourse to Purchaser, and the Covered Loan Put Price shall be paid by wire transfer of immediately available funds to the account of Purchaser specified by it in writing to Seller. On the Put Closing Date, in respect of a Covered Loan, Purchaser shall deliver to Seller all Loan Documents relating to such Covered Loan, subject to Purchaser’s retention obligations under applicable law or regulation. Notwithstanding anything in this Agreement to the contrary, the rights of Purchaser under this Section 7.12 shall not be assignable and shall constitute Purchaser’s sole and exclusive remedy for a material breach of any representation and warranty under Section 5.8 with respect to a Specified Loan following the Closing Date.

7.13 Access to Books and Records Generally. For a period of six (6) years from the Closing Date, subject to applicable law, each party shall have commercially reasonable access to any books and records of the other party relating to the Assets and the Liabilities, and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation purposes, or accounting purposes. If such copies or extracts require use of a party’s equipment, the user shall reimburse the other party for all direct costs incurred, including employee expenses.

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

8.1 Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, (1) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (2) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

8.2 Sales and Transfer Taxes. Purchaser and Seller shall share equally the responsibility for the payment of all transfer, recording, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the P&A Transaction. The party which has the primary obligation to do so under applicable Law shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.2 when due, and the other party shall cooperate with respect thereto as necessary.

8.3 Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which Seller is back-up withholding as of the Closing Date.

8.4 Payment of Amount Due under Article 8. Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.2, which shall be paid when determined) to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made and bear interest from the date due to the date of payment as provided in Section 3.2(b).

8.5 Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:

(a) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets, the Liabilities, or the operation of the Branch;

(b) Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets, the Liabilities, or the operation of the Branch for taxable periods for which the other may have a liability under this Agreement; and

(c) The party requesting assistance or cooperation shall bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

8.6 Transferred Employees. (a) At least fifteen (15) calendar days prior to the Closing Date, Purchaser shall make a written offer of employment to each Branch Employee that Purchaser selects in its sole discretion to become an employee of Purchaser following the Closing Date. Each offer of employment shall be effective immediately following the Closing (to the extent accepted by such time) and each such offer shall provide for (x) an annual base salary or hourly wage rate, as applicable, that is at least equal to the annual base salary or hourly wage rate, as applicable, paid to such Branch Employee by Seller as of immediately prior to the Closing Date and (y) employee benefits (except as otherwise set forth in this Section 8.6) which are no less favorable than those provided to similarly situated employees of Purchaser as of the Closing (the offer terms required by this sentence, the “Required Terms of Employment”). Each Branch Employee who accepts Purchaser’s offer of employment shall be defined as a “Transferred Employee” for purposes of this Agreement, effective immediately following the Closing. Each Transferred Employee shall be an “at will” employee of Purchaser. Each Transferred Employee’s employment with Seller and its Affiliates shall cease as of the Closing Date. Subject to the provisions of this Section 8.6, Transferred Employees shall be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser. Nothing contained in this Agreement shall be (i) construed as an employment contract between Purchaser and any Branch Employee or Transferred Employee or (ii) give any Branch Employee any rights to claim status as a third party beneficiary of this Agreement.

(b) Seller shall use its reasonable efforts to make Branch Employees available to Purchaser from the date of this Agreement until the Closing Date, upon reasonable request by Purchaser and under circumstances that do not unduly interfere with operation of the business of Seller and its Affiliates. Seller hereby authorizes Purchaser to enter into discussions with Branch Employees regarding employment with Purchaser after the execution of this Agreement. Seller shall not intentionally discourage any Branch Employee from accepting an offer of employment from Purchaser. From the date of this Agreement until the Closing, Seller shall promptly update and deliver any change to the information about Branch Employees as set forth on Schedule 1.1(e) of the Seller Disclosure Schedule.

(c) Except as otherwise required by applicable law, after the Closing Date and for purposes of eligibility, vesting, and severance benefits under any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any other employee benefit arrangement or payroll practice offered by Purchaser, each Transferred Employee shall receive full credit from Purchaser for prior service properly credited under a comparable plan or arrangement of Seller, provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits. As of January 1, 2009, no additional employees of Purchaser or its Affiliates are permitted to participate in Purchaser’s defined benefit pension plan (The Retirement Plan of the Farmers National Bank of Emlenton); accordingly, no Transferred Employee will be entitled to participate in this defined benefit pension plan of Purchaser at any time after being hired by Purchaser and becoming a Transferred Employee.

(d) Purchaser agrees to (i) provide coverage for Transferred Employees under its medical and dental benefit plans, effective on the Closing Date, (ii) waive any preexisting conditions, waiting periods and actively at work requirements under such plans, and (iii) use its commercially reasonable efforts to cause such plans to honor any expenses incurred by the Transferred Employees and their beneficiaries under similar plans of Seller during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses. As soon as practicable following the Closing Date, Seller shall provide a schedule of the information reasonably necessary to make such determination which may be conclusively relied upon by Purchaser in performing its obligations under this Section 8.6(d).

(e) Seller is and shall remain solely responsible for any and all liabilities, claims and obligations arising under its employee benefit plans (or associated assets and liabilities), compensation plans and polices or other employee programs of Seller and its Affiliates with respect to all Branch Employees (including those Branch Employees that become Transferred Employees), and Purchaser does not and shall not assume or otherwise acquire any of the employee benefit plans, compensation plans and policies or other employee programs of Seller and its Affiliates or any obligation, claims or other liability thereunder. Purchaser assumes no obligation, liability or responsibility for any Branch Employee (including any that become Transferred Employees) that occurred or accrued prior to the Closing Date. Seller shall pay, discharge, and be responsible for (i) all salary and wages arising out of employment of each Branch Employee (including Transferred Employees) through the Closing Date, and (ii) any employee benefits (including, but not limited to, accrued vacation) arising under Seller’s employee benefit plans and employee programs prior to the date the Branch Employee becomes a Transferred Employee, including (x) benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date and (y) severance payable to any Branch Employee pursuant to and in accordance with the terms and conditions of the severance plan of Seller and its Affiliates applicable to such Branch Employee as of immediately prior to the Closing Date. From and after the Closing Date, Purchaser shall pay, discharge, and be responsible for the salary, wages, and benefits arising out of or relating to the employment of each Transferred Employee by Purchaser from and after the Closing Date, including all claims under Purchaser’s welfare benefits plans incurred after the applicable date that the Transferred Employee commences employment with Purchaser and as provided in Section 8.6(f) below. For purposes of this paragraph, a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims shall be deemed to have been incurred on the date the employee becomes disabled.

(f) Transferred Employees who are terminated without cause shall be entitled to receive severance payments and benefits as set forth in Schedule 8.6(f) of the Seller Disclosure Schedule. The severance payment will be made by Purchaser within 30 days after the termination of service becomes effective and will be conditioned by the receipt of a release of all claims against Purchaser and its Affiliates. During the period from the Closing Date until the first anniversary of the Closing Date, Purchaser shall continue to provide each Transferred Employee whose employment continues with Purchaser and its Affiliates with compensation and benefits a basis consistent with the Required Terms of Employment.

(g) On the Closing Date, the Branch Employees shall cease to participate in the tax qualified defined contribution retirement plans maintained by Seller and its Affiliates (collectively referred to as the “Seller Savings Plans”). On or as soon as practicable after the Closing Date, Purchaser shall permit Transferred Employees to participate in the Farmer’s National Bank 401(k) Plan, a tax-qualified, single-employer individual account retirement plan under Section 401(a) of the Code maintained by Purchaser, (the “Purchaser Savings Plan”). Each Transferred Employee shall have the right to make a direct rollover to the Purchaser Savings Plan of his or her account in a Seller Savings Plan, including a direct rollover of any notes evidencing loans made to such Transferred Employee; provided that: (i) Seller provides Purchaser a copy of a favorable determination letter from the IRS to the effect that the Seller Savings Plan meets the requirements for qualification under Section 401(a) of the Code prior to any such direct rollover; (ii) each Transferred Employee who elects to roll over an account in a Seller Savings Plan must roll over his or her entire account balance (including a rollover of any notes evidencing loans made to such Transferred Employee) and (iii) any notes evidencing loans made to a Transferred Employee who elects to rollover an account in a Seller Savings Plan must satisfy the Purchaser Savings Plan’s loan rules and requirements, including, but not limited to, payment of a $100 loan origination fee.

(h) Nothing in this Agreement shall be construed to grant any Branch Employee a right to continued employment by, or to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any employee benefit plan. This Agreement shall not limit Purchaser’s or Purchaser’s Affiliate’s ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan. This Section 8.6 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.6, express or implied, is intended to confer upon any other person, including, any current or former director, officer or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.6.

(i) Seller shall take such additional actions with respect to agreements of certain employees of Seller as set forth in Section 8.6(i) of the Seller Disclosure Schedule.

ARTICLE 9

CONDITIONS TO CLOSING

9.1 Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a) Regulatory Approvals. The Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b) Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) which is in effect and which prohibits or makes illegal the consummation of the P&A Transaction.

(c) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true in all respects as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such date); provided, however, that, for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Seller.

(d) Covenants and Other Agreements. Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e) Closing Deliverables. Delivery and performance by Seller of its obligations under Section 3.5 hereof at or prior to the Closing Date.

(f) Seller Officers’ Certificate. Purchaser shall have received at Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, President or any Executive Vice President or Senior Vice President of Seller to the effect that each of the conditions specified above in Sections 9.1(c) and (d) are satisfied in all respects.

(g) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement; provided that in determining whether such condition shall have been satisfied, the effect of any matters set forth in the Seller Disclosure Schedule as of the date of the Agreement shall be excluded.

9.2 Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a) Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b) Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.

(c) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true in all respects as of the Closing Date (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that, for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c), such representations and warranties (except for Section 6.7, which shall be true and correct as of the Closing as written) shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.

(d) Covenants and Other Agreements. Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e) Closing Deliverables. Delivery and performance by Purchaser of its obligations under Section 3.6 hereof at or prior to the Closing Date.

(f) Purchaser Officers’ Certificate. Purchaser shall have received at Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, President or any Executive Vice President or Senior Vice President of Seller to the effect that each of the conditions specified above in Sections 9.2(c) and (d) are satisfied in all respects.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By the mutual written agreement of Purchaser and Seller;

(b) By Purchaser if (i) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.1(c) hereof cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Seller or PNC hereunder to the extent that the condition set forth in Section 9.1(d) hereof cannot be satisfied, and, in the case of (i) or (ii) such breach or failure shall not have been remedied by Seller or PNC within 30 days after receipt of notice in writing from Purchaser specifying the nature of such breach or failure and requesting that it be remedied, provided however, there shall not be any 30 day cure period for any breach of Sections 7.6 and 7.10 hereof;

(c) By Seller, if (i) at the time of such termination any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.2(c) hereof cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement or obligation of Purchaser hereunder to the extent that the condition set forth in Section 9.2(d) hereof cannot be satisfied, and, in the case of (i) or (ii) such breach or failure shall not have been remedied by Purchaser within 30 days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied;

(d) By Seller or Purchaser, in the event the Regulatory Approvals have not been obtained on or prior to July 31, 2009;

(e) By Purchaser, in the event the deliverable contemplated by Section 3.5(d) has not been obtained by Seller on or prior to July 31, 2009;

(f) By Seller or Purchaser, in the event the Closing has not occurred by the date that is nine months after the date of this Agreement, unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate; or

(g) By either Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the P&A Transaction and such denial has become final and nonappealable or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction.

(h) By Purchaser if, the Regulatory Approvals shall contain or require, as a condition to the granting thereof, (i) any modification to any term of this Agreement or the transactions contemplated hereby, or (ii) any divestiture of any of the Deposits, the Assets or any other assets of Purchaser, or (iii) any non-customary restriction on the operation of the Assets and Liabilities by Purchaser following the Closing Date, where the conditions referred to in clauses (i), (ii) or (iii), individually or in the aggregate, would have a material and adverse effect with respect to the business, financial condition or results of operations of Purchaser.

10.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Section 7.2(b) and except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification. (a) Subject to Section 12.1, Seller shall indemnify, defend and hold harmless Purchaser and any person or entity directly or indirectly controlling or controlled by Purchaser and their respective directors, officers, employees, consultants and agents and successors from and against any and all Losses arising out of or attributable to the following:

(i)	any breach of the representations and warranties made by Seller in this Agreement; provided, however, that indemnification under this Article 11 shall only be provided for a breach of any representation or warranty contained in Section 5.8 to the extent set forth in Section 5.8(e);

(ii)	any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

(iii)	any claim, penalty, legal action or administrative proceeding to the extent based upon any action taken or omitted to be taken by Seller prior to the

Closing in violation of applicable law in connection with the operation of the Branch, the Assets or the Liabilities; or

(iv)	any liability or other obligation of Seller or its Affiliates that is not a Liability.

(b) Subject to Section 12.1, Purchaser shall indemnify and hold harmless Seller and any person directly or indirectly controlling or controlled by Seller from and against any and all Losses arising out of or attributable to the following:

(i)	any breach of the representations and warranties made by Purchaser in this Agreement;

(ii)	any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement;

(iii)	any claim, penalty, legal action or administrative proceeding to the extent based upon any action taken or omitted to be taken by Purchaser after the Closing in violation of applicable law in connection with the operation of the Branch, the Assets or the Liabilities; or

(iv)	the Liabilities.

(c) To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it of any claim or potential liability for which indemnification is provided herein, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim or the commencement of any action, suit or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in Article 8 herein, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority); provided, however, that in no event shall notice of claim for indemnification under this Agreement be given later than the expiration of two (2) years from the Closing Date (excluding only those claims for indemnification under Sections 11.1(a)(iii) and (iv) and 11.1(b)(iii) and (iv), any of which may be given by the indemnified party at any time after the Closing Date without expiration or for breach of any covenant herein that such party is obligated to perform for a period exceeding two (2) years). Upon learning of any such claim, action, suit or proceeding, the indemnified party shall promptly notify the indemnifying party, but the failure to so notify shall not relieve the indemnifying party of any liability it may have to such indemnified party if such failure does not actually prejudice the indemnifying party, provided, however, that, notwithstanding anything to the contrary contained herein, an indemnified party seeking to claim indemnification hereunder with respect to a claim incurred by it must provide written notice to the indemnifying party of such claim as provided in this Section 11.1 within two (2) years of the Closing in order to be entitled to indemnification. Counsel selected by the indemnifying party (and consented to by the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed) to defend any such claim shall be a nationally or regionally recognized law firm with the experience and resources to defend the indemnified party against any such claim in any such proceeding. In any such action or proceeding, the indemnified party or parties shall have the right to retain one (1) separate counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel, (ii) the indemnifying party fails to meet its obligation to assume the defense of a suit, action or proceeding or to indemnify the indemnified party for Losses under this Article 11 or (iii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them that make joint representation inappropriate, then in all such cases of (i), (ii) and (iii), the indemnifying party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the indemnified parties; provided that any amounts so paid shall be promptly reimbursed by the indemnified parties if it shall be judicially determined that the indemnified parties were not entitled to be indemnified with respect to the applicable claim.

(d) Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms (i) obligates the indemnifying party to pay the full amount of the liability in connection with such claim and which unconditionally releases the indemnified party and its Affiliates from all liability or obligation in connection with such claim and (ii) does not impose injunctive or other non-monetary equitable relief against the indemnified party or its business.

(e) Notwithstanding anything to the contrary contained in this Agreement:

(i) An indemnifying party shall not be liable under this Section 11.1 (other than in respect of Sections 11.1(a)(iii) and (iv) and Section 11.1(b)(iii) and (iv), which are covered by Section 11.1(e)(ii) below) for any Losses asserted by the indemnified party unless and until:

(A)	other than with respect to Losses sustained by the indemnified party as a result of material breach of any representation and warranty contained in Section 5.8 with respect to a Non-Approved Covered Loan, the aggregate amount of all indemnifiable Losses sustained by the indemnified party shall exceed $50,000 (the “General Indemnification Threshold”), in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses; provided that for purposes of determining whether the General Indemnification Threshold has been exceeded, Losses sustained by an indemnified party as a result of a material breach of a representation and warranty contained in Section 5.8 with respect to a Non-Approved Covered Loan shall not be taken into account; and

(B)

in the case of Losses sustained by the indemnified party as a result of material breach of any representation and warranty contained in Section 5.8 with respect to a Non-Approved Covered Loan, the aggregate amount of all indemnifiable Losses sustained by the indemnified party shall exceed $25,000, in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses;

provided, however, that the maximum amount of indemnification payments payable by Seller or PNC, on the one hand, or Purchaser, on the other, pursuant to this Section 11.1, other than in respect of Sections 11.1(a)(iii) and (iv) and 11.1(b)(iii) and (iv), shall be an amount equal to the Indemnification Cap Amount.

(ii) An indemnifying party shall not be liable under Sections 11.1(a)(iii) or (iv) or Section 11.1(b)(iii) or (iv) unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party in respect thereof shall exceed $25,000, in which event the indemnifying party shall provide the indemnification hereunder in respect of all such indemnifiable Losses without any limitation. Any indemnification provided under this Section 11.1(e)(ii) shall not be aggregated with any Losses or limitations set forth in Section 11.1(e)(i).

(iii) In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement.

(f) Notwithstanding the foregoing, if a third party claim includes or would reasonably be expected to include both a claim for Taxes that are Liabilities pursuant to Section 2.2(a)(vii) (“Purchaser Taxes”) and a claim for Taxes that are not Liabilities pursuant to Section 2.2(a)(vii) (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such third party claim (such third party claim, a “Tax Claim”). In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.

11.2 Exclusivity. After the Closing, except as expressly set forth in Sections 2.5, 4.9, 5.8, 7.12 and 8.2, and except in the case of common law fraud relating to the entry into this Agreement, this Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby; provided that it is understood and agree that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

ARTICLE 12

MISCELLANEOUS

12.1 Survival. The parties’ respective representations and warranties contained in this Agreement shall survive until the two (2) year anniversary of the Closing Date, and thereafter neither party may claim any Loss in relation to a breach thereof, provided, however, that each of the representations and warranties of Seller set forth in Section 5.8 insofar as such Section may relate to one or more Loans, shall survive the Closing Date for a period of nine (9) months, and thereafter neither party may claim any damage for breach thereof. The agreements and covenants to be performed contained in this Agreement shall not survive the Closing, except to the extent expressly contemplating performance thereafter.

12.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by Seller and PNC, on the one hand or Purchaser on the other, without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void. Purchaser further agrees not to sell, transfer or assign any of the Loans prior to the Closing Date.

12.3 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Prior to the Closing, PNC shall not permit Seller, without the consent of Purchaser, to consolidate with or merge with or into any person unless (a) Seller is the continuing person or (b) the resulting or surviving entity expressly assumes by supplement to this Agreement all of the obligations of Seller under this Agreement and has equal or greater financially capability to that of Seller to perform its obligations hereunder. In the event that PNC Bank, National Association does not become a party to this Agreement pursuant to the preceding sentence as a result of a merger with Seller by December 31, 2009, then PNC shall become a party to this Agreement for purposes of all sections provided herein and shall perform or cause to be performed all of Seller’s obligations hereunder.

12.4 PNC Financial Obligation. PNC, as the ultimate parent of Seller, by its signature hereto irrevocably and unconditionally guarantees the full and timely performance of Seller of its obligations under the terms of this Agreement, including all annexes, schedule, exhibits and other related transaction documents. PNC waives presentment, demand, protest, notice of acceptance, notice of obligations incurred and all other notices of any kind, all legal or equitable defenses which may be available by virtue of any change in the time, manner or place of Purchaser’s performance, any right to require the marshalling of assets, and all suretyship defenses generally. PNC represents that it has the corporate authority to undertake its obligations hereunder, and the execution and delivery of this Agreement has been duly authorized by all necessary corporate action by PNC. Upon execution and delivery by Purchaser, Seller and PNC, PNC’s obligations hereunder will constitute valid and binding obligations of PNC, enforceable in accordance with its terms subject to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This Section 12.4 shall be binding upon PNC’s successors and permitted assigns.

12.5 Public Notice. Prior to the Closing Date, neither Purchaser nor Seller shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees not involved in the transactions contemplated by this Agreement with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser and Seller each agree that, without the other party’s prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other person. Notwithstanding the foregoing, each party may make such public disclosure or filings as, based on the advice of its counsel, may be required by law, any governmental entity having regulatory authority over such party, applicable rules of the NASDAQ or as necessary to obtain the Regulatory Approvals.

12.6 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Seller:	National City Bank
c/o The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: Mergers & Acquisitions Department
Fax: (412) 762-6238

With a copy to:	The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: Mergers & Acquisitions Department
Fax: (412) 762-6238

and	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Nicholas G. Demmo
Fax: (212) 403-2000

If to Purchaser:	The Farmers National Bank of Emlenton
612 Main Street
Emlenton, Pennsylvania 16373
Attention: William C. Marsh
Fax: (724) 867-9326

With a copy to:	Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
Attention: Kevin M. Houlihan
Fax: (202) 457-6315

If to PNC:	The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: Mergers & Acquisitions Department
Fax: (412) 762-6238

With a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Nicholas G. Demmo
Fax: (212) 403-2000

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

12.7 Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses which it incurs, or which may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.

12.8 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed in such commonwealth and without regard to its principles of conflict of laws. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court sitting in Pittsburgh, Pennsylvania.

12.9 Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties hereby further agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this

Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

12.10 Entire Agreement; Amendment. (a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply.

(b) This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any beach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

12.11 Third Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser.

12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.13 Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

12.14 Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

12.15 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the P&A Transactions, subject to the terms and conditions of this Agreement).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

NATIONAL CITY BANK

By:	/s/ DAVID J. WILLIAMS
Name:	David J. Williams
Title:	Senior Vice President

THE PNC FINANCIAL SERVICES GROUP, INC., with respect to Sections 7.6 and 7.10, and Article 12

By:	/s/ DAVID J. WILLIAMS
Name:	David J. Williams
Title:	Senior Vice President

THE FARMERS NATIONAL BANK OF EMLENTON

By:	/s/ WILLIAM C. MARSH
Name:	William C. Marsh
Title:	Chairman, President & CEO